UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2013

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California		94065-1166
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The board of directors of Saba Software, Inc. (the “Company”) appointed Shawn Farshchi as the Company’s President and Chief Executive Officer and as a member of the Company’s board of directors, effective as of August 6, 2013. Mr. Farshchi will serve as a Class II director on the board.

Mr. Farshchi, age 56, served as the Company’s Interim Chief Executive Officer from March 2013 until August 6, 2013, and as the Company’s Chief Operating Officer and Executive Vice President from June 2011 until August 6, 2013. Prior to joining the Company, from December 2006 to May 2011, Mr. Farshchi served as Chief Operating Officer of Coremetrics, Inc., an on-demand web analytics application solution provider, acquired by IBM Corporation during 2010, where he managed a broad range of responsibilities including product development, service operations, professional services, technical training and customer service. From January 2003 until December 2006, Mr. Farshchi served as Vice President of Platform Engineering and Operations as well as GM of Voice Applications for WebEx Communications, Inc., a multimedia collaboration service company, where he led the engineering and product development for the Voice, Video and Data Switching Platform, and was responsible for all aspects of WebEx’s audio conferencing solutions. Since February 2007, Mr. Farshchi has served on the board of directors of Support.com, Inc., a Nasdaq-listed company.

In connection with his appointment, the Company and Mr. Farshchi entered into an employment agreement, effective August 6, 2013, which supersedes his prior employment agreement with the Company. The employment agreement provides that Mr. Farshchi’s annual base salary will be $410,000 and that he will be eligible for an annual target incentive bonus of up to 100% of his annual base salary. If Mr. Farshchi is terminated by the Company without cause, or if he resigns for good reason (as each such term is defined in the employment agreement), Mr. Farshchi shall be entitled to receive an amount equal to his then-current annual base salary plus, to the extent that the termination occurs after the third month of the Company’s then-current fiscal year, a pro-rata portion of his annual target incentive bonus for such year; provided, that if such termination occurs at the time of, in anticipation of or within 12 months of a change of control (as such term is defined in the employment agreement), Mr. Farshchi shall be entitled to an amount equal to two times his annual base salary and annual target incentive bonus.

The employment agreement further provides, subject to approval by the board, that Mr. Farshchi will be granted (i) stock options to purchase 190,000 shares of common stock (stock options to purchase 40,000 shares shall vest quarterly over a three-year period commencing as of April 4, 2013, and stock options to purchase 150,000 shares shall vest quarterly over a four-year period commencing on August 6, 2013), and (ii) 120,000 restricted stock units (restricted stock units representing 20,000 shares shall vest annually over a three-year period commencing as of April 4, 2013, and restricted stock units representing 100,000 shares shall vest annually over a four-year period commencing on August 6, 2013). If Mr. Farshchi is terminated by the Company without cause, or if he resigns for good reason, and such termination occurs at the time of, in anticipation of or within 12 months of a change of control, then any equity awards held by Mr. Farshchi shall accelerate and become fully vested and Mr. Farshchi shall have the right, following the termination of his employment, to exercise any stock option held by him until the earlier of: (x) the expiration of the option, (y) the termination of the option in connection with a change in control or (z) six months from the date of termination of his employment. The board will consider final approve of the foregoing equity awards after the Company’s Form S-8 registration statement is able to incorporate current information by virtue of the Company becoming current with its SEC filings.

Mr. Farshchi’s entitlement to any of the foregoing benefits upon a termination of his employment is subject to his execution of a release of claims in the form attached to his employment agreement.

A copy of the Mr. Farshchi’s employment agreement is attached hereto as Exhibit 10.1 and the foregoing description of the employment agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 7.01. Regulation FD Disclosure.

On August 12, 2013, the Company issued a press release announcing the appointment of Mr. Farshchi as the Company’s President and Chief Executive Officer and as a member of the Company’s board of directors. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Employment Agreement between Saba Software, Inc., and Shawn Farshchi, dated August 6, 2013.

99.1	Press release, dated August 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: August 12, 2013	/s/ Mark Robinson
(Signature)
Mark Robinson
Chief Financial Officer